Exhibit 99.1

iParty Corp. Reports Q3 Financial Results, an October Comparable Store Sales Increase of 20.8% and Announces Election of Two New Directors

WEST ROXBURY, Mass.—(BUSINESS WIRE)—November 12, 2003—iParty Corp. (AMEX: IPT - news), a party goods retailer which operates 37 iParty retail stores and licenses the operation of an Internet site for party goods and party planning at www.iparty.com, today reported financial results for its third quarter of 2003.

For the quarter, iParty Corp. reported consolidated revenues of $11.9 million, a 9.0% increase compared to $10.9 million for the third quarter of 2002.  This year’s third quarter revenues included a 6.1% increase in comparable store sales.  Consolidated gross profit margin for the quarter was 40.6% compared to a margin of 39.1% for the third quarter of 2002.  The Company reported a consolidated net loss of $1.0 million, or $0.06 per basic and diluted share, compared to a consolidated net loss of $1.2 million, or $0.07 per basic and diluted share, in the third quarter of 2002.

For the nine-month year-to-date period, iParty Corp. reported consolidated revenues of $36.0 million, a 4.0% increase compared to $34.6 million for the first nine months of 2002.  This year’s nine-month year-to-date revenues included a 0.8% increase in comparable store sales.  Consolidated gross profit margin for the nine-month period was 41.2% compared to a margin of 39.4% for same period in 2002.  The Company reported a consolidated net loss of $1.8 million, or $0.11 per basic and diluted share, compared to a consolidated net loss of $1.9 million, or $0.12 per basic and diluted share, for 2002.

For fiscal October, the five-week period ended November 1, 2003, iParty Corp. reported consolidated revenues of $13.4 million, a 25% increase compared to $10.7 million from the same period in 2002.  This year’s five-week revenues include a 20.8% increase in comparable store sales, bringing the comparable store sales increase to 5.6% for the ten-month year-to-date period.

Sal Perisano, Chief Executive Officer of iParty Corp., commented, “We are pleased with our October sales performance, which follows an 8.9% increase in comparable store sales in October 2002.  Our business benefited from having Halloween fall on a Friday this year but our sales were strong throughout the month.  The combination of improved marketing, merchandising and store operations led to these results.”

“During the third quarter we opened two new stores in Leominster, MA and Waterford, CT.  Both stores performed well during the Halloween season, as did the two stores we opened last year in Brighton, MA and Manchester, NH.  We are planning to open one more store this year, in Millbury, MA in time for the Christmas selling season.

“During the quarter we continued to realize strong improvement in gross margin, largely attributable to improved pricing from our vendors.  Offsetting this improvement was increased spending for marketing and sales, primarily related to our new TV and radio advertising campaign and to new in-store signage programs to support the Halloween selling season.  We also realized pre-opening costs associated with the two new stores opened during the quarter.”

Commenting on the Company’s future outlook, Mr. Perisano stated, “For the fourth quarter we expect to continue to see improvements in same store sales as well as strong sales from our new stores and we currently expect to realize a profit for the full year.”

In connection with its third quarter financial statement close process, the Company concluded that Statement of Financial Accounting Standards (“SFAS”) No. 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity, does not apply to its convertible preferred stock.   As a result of this conclusion, the Company will continue to present its convertible preferred stock as temporary equity in accordance with EITF Topic D-98 so long as the redemption of these securities is not solely within the control of the Company.  In the event the redemption of the Company’s convertible preferred stock subsequently is within the control of the Company (for example, in the event that the Company’s Board ceases to be controlled by a majority of directors who are holders of its convertible preferred stock, or designates of such preferred stockholders), the Company intends to include these securities as permanent equity on a prospective basis.

The Company also announced today that its Board of Directors voted to implement certain steps it had been considering to increase the size of its Board of Directors.  The Company announced that it was undertaking this action because it believes that increasing the size of its Board of Directors will allow it to attract independent directors and will help the Company secure the service of individuals on its Board who have industry, legal and finance expertise that can assist the Company as it proceeds to implement its plans to expand and grow in coming years.  In addition, upon completion of the plan, the Company expects that its Board of Directors will be comprised of a majority of directors who are not holders of its convertible preferred stock (or the designates of such holders).

In furtherance of these objectives, the Company announced today that its Board of Directors, meeting on November 6, had voted to increase the number of the Company’s directors immediately from four to six and to elect Mr. Daniel De Wolf and Mr. Frank Haydu to fill the two new seats on the expanded Board.  In accordance with the Company’s by-laws, Messrs. De Wolf and Haydu shall serve as directors for terms extending until the next meeting of shareholders at which shareholders shall be entitled to vote for directors.   The Company also announced that the Board of Directors had elected Mr. Haydu to the Audit Committee replacing Mr. Robert Lessin.  Mr. Haydu was also appointed as Chairman of the Audit Committee and Mr. Lessin will continue to serve as a director of the Company.  In addition, the Company announced that its Board of Directors had voted to immediately begin a search for two additional individuals to serve as directors, with their service to the Company to commence, to the extent possible, by the end of the Company’s fiscal year on December 27, 2003. The Company will announce the appointment of these board members immediately upon election by the Board of Directors.

If the Company is successful in securing the services of the two additional directors it seeks to recruit, the Company intends and expects that its Board of Directors will come to comprise a majority of directors who are not holders of its convertible preferred stock, or the designates of its preferred stockholders by December 27, 2003, the Company’s fiscal year end.  In this event, and assuming no other intervening factual or regulatory changes occur that would yield a contrary result, the Company believes that these changes to the composition of its Board of Directors would allow it to conclude that the redemption of the Company’s convertible preferred stock is within the control of the Company, thereby permitting the Company to include these securities as permanent equity on a prospective basis.

Daniel De Wolf is the Director of Venture Capital Funds for SoundView Technology Group and a Managing Director of SoundView Ventures and the Dawntreader Funds, which were established in 1998.  Mr. De Wolf is also an Adjunct Professor at the New York University Law School, where he teaches venture capital law.  Prior to joining SoundView, Mr. De Wolf was Of Counsel to the law firm of Cahmy,

Karlinsky & Stein LLP (“CKS”) in New York City.  Mr. De Wolf established the Corporate and Securities Practice Group at CKS in 1994 and was the head of the firm’s New Media and E-Law Group.  Mr. De Wolf has over 20 years of corporate transactional experience and has been an advisor to many early and developmental stage companies.  Mr. De Wolf is a graduate of the University of Pennsylvania as well as the University of Pennsylvania School of Law.  Mr. De Wolf currently serves as a Director of ActiveBuddy, Perfect Commerce, Tutor.com, and Visible World.

Frank Haydu  co-founded WESRAY, a leveraged buyout firm in the early 1980’s that participated in numerous transactions, including Gibson Greetings. He later served as a Managing Director of Kidder Peabody, where he was responsible for New England investment-banking operations from 1990 to 1994 and served on the firm’s Commitment Committee. He has been interim CEO of New England Medical Center Hospitals and also Interim Commissioner of Education of Massachusetts. Mr. Haydu serves as a director of two other publicly-traded companies, Albany Molecular Research and Moldflow.  He holds a B.A. in Economics from Muhlenberg College.

About iParty Corp.

Headquartered in West Roxbury, Massachusetts, iParty Corp. (AMEX: IPT - news) is a party goods retailer which operates 37 iParty retail stores and licenses the operation of an Internet site for party goods and party planning at www.iparty.com.  iParty’s aim is to make throwing a successful event both stress-free and fun.  With over 20,000 party supplies and costumes and an online party magazine and party-related content, iParty offers consumers a sophisticated, yet fun and easy-to-use, resource with a definitive assortment of products to customize any party, including birthday bashes, Easter get-togethers, graduation parties, summer barbecues, and, of course, Halloween.  iParty offers reliable, time-tested knowledge of party-perfect trends, and superior customer service to ensure convenient and comprehensive merchandise selections for every occasion.  Please visit our site at www.iparty.com.

Safe harbor statement under the Private Securities Litigation Reform Act of 1995:  This release contains forward-looking statements, including our statements regarding planned revenues, earnings, store openings, store performances, accounting treatment of our convertible preferred stock, and additions to our Board of Directors that are based on our current expectations, beliefs, assumptions, estimates, forecasts and projections, including those about the industry and markets in which iParty operates.  The statements contained in this release are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict.  Therefore, actual outcomes and results may differ materially from what is expressed in such forward-looking statements, and such statements should not be relied upon as representing iParty’s expectations or beliefs as of any date subsequent to the date of this press release.  Important factors that may affect future operating results include the effects of adverse changes in overall economic conditions, the success or failure of the Company’s efforts to implement its business strategy; the Company’s inability to obtain additional financing, if required; third-party suppliers’ failure to fulfill their obligations to the Company; unseasonable weather; intense competition; the availability of retail store space on reasonable lease terms; the failure of the Company’s systems or those of its third-party suppliers; general economic developments affecting consumer confidence or spending patterns, particularly in the New England region; compliance with evolving federal securities, accounting, and stock exchange rules and regulations applicable to publicly-trade companies listed on the American Stock Exchange; and government regulation of the Internet.  For a discussion of these and other risks and uncertainties which could cause actual results to differ from those contained in the forward-looking statements, see “Risk Factors” in the Company’s Annual Report on Form 10-KSB/A for the most recently ended fiscal year and “Factors That May Affect Future Results” in the Company’s Quarterly Report on Form 10-Q for the most recently ended fiscal quarter.

iPARTY CORP.

CONSOLIDATED STATEMENTS OF OPERATIONS

	For the three months ended		For the nine months ended
	Sep 27, 2003	Sep 28, 2002	Sep 27, 2003	Sep 28, 2002
Revenues	$11,878,460	$10,901,242	$35,971,592	$34,571,758
Operating costs:
Cost of products sold	7,060,170	6,635,891	21,151,729	20,956,836
Marketing and sales	4,435,844	3,865,553	12,461,185	11,026,078
General and administrative	1,352,719	1,329,195	4,033,860	4,040,634
Special charge	—	201,465	—	201,465

Operating loss	(970,273)	(1,130,862)	(1,675,182)	(1,653,255)

Other income/(expense):
Interest expense, net	(64,454)	(74,742)	(172,034)	(223,349)

Net loss	$(1,034,727)	$(1,205,604)	$(1,847,216)	$(1,876,604)

Loss per share:
Basic and diluted	$(0.06)	$(0.07)	$(0.11)	$(0.12)

Weighted average shares outstanding:
Basic and diluted	17,654,824	16,399,768	17,343,233	15,948,021

iPARTY CORP.

CONSOLIDATED BALANCE SHEETS

	Sep 27, 2003	Dec 28, 2002
		Restated
ASSETS
Current assets:
Cash and cash equivalents	$2,360,428	$2,326,343
Restricted cash	653,789	371,952
Accounts receivable	546,451	445,988
Inventory, net	12,369,018	8,916,664
Prepaid expenses and other assets	383,537	294,370
Total current assets	16,313,223	12,355,317
Property and equipment, net	1,457,167	1,128,897
Other assets	236,783	331,669
Total assets	$18,007,173	$13,815,883

LIABILITIES, CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$6,270,231	$2,752,311
Accrued expenses, including current portion of capital lease obligations	2,123,407	2,104,576
Borrowings under line of credit	6,223,191	3,476,738
Total current liabilities	14,616,829	8,333,625

Total long-term liabilities	435,647	682,105

Convertible preferred stock	17,533,429	18,584,309

Stockholders’ deficit:
Common stock	18,490	16,997
Additional paid-in capital	47,219,248	46,168,101
Accumulated deficit	(61,816,470)	(59,969,254)
Total stockholders’ deficit	(14,578,732)	(13,784,156)

Total liabilities, convertible preferred stock and stockholders’ deficit	$18,007,173	$13,815,883

Contact:

iParty Corp.

Patrick Farrell, 617-323-0822